Filed pursuant to Rule 433

Registration No. 333-224298

May 24, 2018

Final Term Sheet
EUR 1,000,000,000 0.000% Global Bonds due 2022

To be fungible and form a single issuance with KfW’s
EUR 3,000,000,000 0.000% Global Bonds due 2022
issued on October 25, 2017

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	December 15, 2022

Redemption Amount:	100%

Interest Rate:	0.000% per annum, payable annually in arrears

Date of Pricing:	May 24, 2018

Closing Date:	June 1, 2018

Interest Payment Dates:	December 15 in each year

First Interest Payment Date:	December 15, 2018 (for interest accrued from, and including, October 25, 2017 to, but excluding, December 15, 2018)

Accrued Interest:	In the aggregate amount of EUR 0.00 from, and including, October 25, 2017 to, but excluding, June 1, 2018 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	99.882%, plus Accrued Interest

Underwriting Commissions:	0.000%

Proceeds to Issuer:	99.882%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A2GSKL9

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	Barclays Citigroup Goldman Sachs International

Stabilization Manager:	Barclays Bank PLC

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000104746918003756/a2235402z424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000104746918003754/a2235558z424b3.htm. Alternatively, Barclays Bank PLC will arrange to send you the prospectus, which you may request by calling toll-free +1-888-603-5847.

Notice by the Managers to Distributors regarding MiFID II Product Governance

The Managers acting in their capacity as manufacturers of the bonds in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the Managers in respect of the bonds in accordance with the product governance rules under MiFID II has led the Managers to the conclusion that: (i) the target market for the bonds is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the bonds are appropriate. Any distributor should take into consideration the Managers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the Managers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.